Thomas C. Cook and Associates, Ltd.
                    Attorneys and Counselors at Law
                   3110 South Valley View, Suite 106
                        Las Vegas, Nevada 89102

Thomas C. Cook, Esq.               Telephone (702) 876-5941
Admitted to practice in            Facsimile (702) 876-8865
Nevada and California              www.esquireonline.com

                                          September 19, 2000
William Dillard, President
Mag-Well, Inc.
404 Lakeview Drive
Boerne, Texas 78006

Re:  Mag-Well, Inc. (the "Company")

Dear Mr. Dillard:

     Pursuant to your request, I have provided this opinion letter to be used in connection with the Company's application to register securities for sale via a public stock offering pursuant to Regulation S-B of the Securities Act of 1933, as amended. The Company has supplied me with the following Company documents with regards to this review:
(1)  Articles  of Incorporation; (2) Bylaws of the  Company;
(3) Complete minute book of the Company; (4) The Company's Form SB-2 Registration Statement; (5) The Company's Prospectus; (6) Public Subscription Agreement; and (7) Audited Financial Statements and Unaudited Interim Financial Statements.
     Based upon my review of the above-mentioned documents, provided to me by the Company, it is my opinion that any common shares sold in this public offering will be legally issued, fully paid and non-assessable upon issuance.
     This legal opinion should in no way be construed to recommend the purchase of any securities and does not in any way form on opinion as to the merits of the offering. It is with my express permission that the Company may utilize this opinion letter in regards to any public registration filing, both state and federal. It is also with my express permission that the Company may name the undersigned as counsel in any public registration filing, both state and federal.

                            Sincerely,

                            /s/ Thomas C. Cook, Esq.

                            Thomas C. Cook, Esq.